EXHIBIT 23.1

                        INDEPENDENT ACCOUNTANTS' CONSENT


The Board of Directors
United Natural Foods, Inc.

We consent to incorporation by reference in this registration statement on Form S-8 of United Natural Foods, Inc. for the registration of 500,000 shares of Common Stock for the United Natural Foods Inc. Amended and Restated 1996 Stock Option Plan of our reports dated September 8, 2000, relating to the consolidated balance sheets of United Natural Foods, Inc. as of July 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended July 31, 2000, and the related schedule, which reports appear in the July 31, 2000, annual report on Form 10-K of United Natural Foods, Inc.

                                                          /s/ KPMG LLP

Providence, Rhode Island
March 2, 2001